Exhibit 99.1

IR Contact:
Denise Garcia
IR@snap-interactive.com

Media Contact:
Leah Taylor
leah@snap-interactive.com

SNAP INTERACTIVE REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2011

Record Revenue Increases 98 Percent over Prior-Year Quarter Representing
SNAP’s 11th Consecutive Quarter of Revenue Growth

SNAP Highlights Social Discovery in AreYouInterested.com Product Roadmap

NEW YORK, NY, February 13, 2012 — SNAP Interactive, Inc. (“SNAP” or the “Company”) (OTCBB: STVI), a leading social application developer, today announced record quarterly revenues of $5.5 million for its fourth quarter ended December 31, 2011, placing the Company on an annualized revenue run-rate of more than $22 million.  SNAP also posted unaudited revenues of $19.2 million for the year ended December 31, 2011.  Our financial results follow:

Unaudited Fourth Quarter and Full Year Results

•
Quarterly revenue increased 98 percent to $5.5 million compared to $2.8 million for the comparable period in 2010 while annual revenue increased 188 percent to $19.2 million compared to $6.6 million for 2010;

•
Net loss for the quarter increased to $1.4 million compared to a net loss of $0.4 million for the comparable period in 2010 while net loss for the year was $3.5 million compared to a net loss of $1.2 million for 2010;

•	Deferred revenue increased 62 percent to $3.1 million at December 31, 2011 compared to $1.9 million at December 31, 2010;
•
Diluted loss per share for the quarter was $0.04 compared to a loss of $0.01 for the comparable period in 2010 while diluted loss per share for the year was $0.09 compared to a diluted loss per share of $0.04 for 2010; and

•	SNAP maintained its strong balance sheet position, with $8.8 million of available sources of liquidity (includes cash and cash equivalents plus investments) at December 31, 2011.

SNAP’s Revenue By Quarter

Fourth Quarter 2011	$ 5.5 million
Third Quarter 2011	$ 5.1 million
Second Quarter 2011	$ 4.8 million
First Quarter 2011	$ 3.7 million
Fourth Quarter 2010	$ 2.8 million
Third Quarter 2010	$ 1.7 million
Second Quarter 2010	$ 1.2 million
First Quarter 2010	$ 0.9 million

Management Commentary

“At the outset of 2011, we identified two clear goals for SNAP: continued revenue growth and the build-out of the organization so that we could properly sustain our growth and build for the future,” said SNAP’s President and Chief Executive Officer, Clifford Lerner.  “I believe we have delivered on both objectives, highlighted by 188 percent annual revenue growth (unaudited), significant traction in the mobile space (nearly 15 percent of logins in February 2012 to AreYouInterested.com are through a mobile device) and the addition of outstanding talent to our engineering and management teams.  SNAP is a company whose core strength is recognizing and leveraging opportunities, and we pride ourselves on the ability to understand current and future trends in both technology and the dating space.  As we formulate our roadmap and define our objectives for 2012, we believe we find ourselves once again at the forefront of a transcendent opportunity.  With our network of more than 55 million net installs of the AreYouInterested.com app on Facebook Platform alone, along with the overwhelming amount of data that we have been accumulating for several years across multiple platforms, we believe that leveraging this data in conjunction with Facebook Platform’s Real-Time API will allow us to create a one-of-a-kind experience for users looking to meet people with similar interests.  Accordingly, we are devoting all resources toward rebuilding the AreYouInterested.com brand around interest-based matching and social discovery.”

“This project is a significant undertaking for SNAP, but one which we believe simply offers too great an opportunity for the long-term to ignore.  For the near-term, this means that all of our development and organizational resources will be devoted to the AreYouInterested.com brand.  As a result, production on the WhoIsNear brand will be suspended indefinitely.  We feel we have an opportunity to create a product and a user experience on AreYouInterested.com that is truly significant, transformational and disruptive.  The new AreYouInterested.com product is projected to launch in Q2 2012 and will truly redefine the way people meet both online and on mobile devices.”

SNAP’s CFO Jon Pedersen added, “The magnitude of the opportunity in front of us with the AreYouInterested.com brand has shifted our use of resources to AreYouInterested.com entirely.  We will apply our location-based and other important learnings from WhoIsNear as we seek to become a leader in the interest-based matching and social discovery space.  While the Company’s available liquidity at December 31, 2011 decreased during the quarter to $8.8 million from $9.7 million at September 30, 2011, it is important to note that SNAP has a low fixed-cost base and the vast majority of our expenses are variable and relate to user acquisition.  Even as SNAP continues to be committed to investing in the business for the long-term, we are actively managing our balance sheet and available liquidity so that we maintain a high level of financial flexibility.  We are extremely pleased with our year-over-year revenue growth, and with our available liquidity as noted above we feel we are well-positioned to execute against our near-term objectives and continue the growth of both SNAP and the AreYouInterested.com brand.”

About SNAP Interactive, Inc.

SNAP Interactive, Inc. develops, owns and operates online dating and social networking applications for social networking websites and mobile platforms.  SNAP’s flagship brand, AreYouInterested.com®, is one of the largest social dating applications on the Internet with over 55 million installs, and offers a completely integrated Facebook, iPhone, Android and Web application. For more information, please visit http://www.snap-interactive.com/, its blog at http://blog.snap-interactive.com/, on Facebook at facebook.com/SnapInteractiveInc and on Twitter at @SNAPInteractive.

The references to our websites are inactive textual references only and not hyperlinks.  The contents of our websites are not part of this press release, and you should not consider the contents of these websites in making an investment decision with respect to our common stock.

Facebook® is a registered trademark of Facebook Inc. iPhone® is a registered trademark of Apple Inc.  Are You Interested?® is a registered trademark of SNAP Interactive, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed by the forward-looking statements, including, but not limited to, the following: general economic, industry and market sector conditions; the ability to obtain additional financing to implement the Company’s long-term growth strategy; the ability to effectively manage the Company’s growth; the ability to anticipate and respond to changing consumer trends and preferences; reliance on the Company’s chief executive officer and sole director and the Company’s ability to attract and hire key personnel; reliance on a very limited number of third party platforms to run the Company’s applications and the ability of third party platforms to take action against these applications; the intense competition in the online dating marketplace; the ability to establish and maintain brand recognition; the ability to develop and support successful applications for mobile platforms; the ability to advertise the Company’s products through a variety of advertising media; the ability to develop and market new technologies to respond to rapid technological changes; increased governmental regulation of the online dating, social networking or Internet industries; and circumstances that could disrupt the functioning of the Company’s applications and websites.  In evaluating these statements, you should carefully consider these risks and uncertainties and those described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-Ks, Form 10-Qs and other recent Securities and Exchange Commission filings.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made.

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